Exhibit 99

RODIA NAMED TITAN EXECUTIVE VICE PRESIDENT AND COO

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
October 31, 2005

Ernest J. Rodia has joined Titan International, Inc. as Executive Vice President and Chief Operating Officer (COO), the company’s Board of Directors announced. The appointment is effective November 1, 2005.

“I’m very pleased that Ernie is joining the Titan team,” said Chairman and CEO Maurice M. Taylor Jr. “We’re growing, and Ernie can help us expand in our new, exciting future.”

After an extensive career with Goodyear Tire and Rubber Company, Rodia retired as vice president of global engineering and manufacturing technology in December 2003. He began with Goodyear in 1966 as a squad trainee in Akron, Ohio, and held positions in engineering, manufacturing and leadership roles. In 1972, Rodia was a member of the start-up design team for Goodyear’s entry into radial tires and has directed tire manufacturing for the company’s Europe and Asia markets. After a short retirement, Rodia rejoined Goodyear as plant manager of the Kelly-Springfield/Goodyear Farm Tire plant in Freeport, Illinois. He earned a mechanical engineering degree from Virginia Polytechnic Institute and a management degree from Harvard University. At Titan, Rodia will oversee day-to-day operations and guide Titan’s future growth.

Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction, and consumer (i.e. all terrain vehicles and trailers) applications.

Contact: Courtney Leeser, Communications Coordinator
(217) 221-4489